Exhibit 12.1
                                                                    ------------
Beacon Properties, L.P.
Computation of Ratio of Earnings to Fixed Charges
( Dollar amounts in thousands)

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

                                                    For the Year        For the Year       For the Period
                                                       Ended               Ended           May 26, 1994 to
                                                 December 31, 1996   December 31, 1995    December 31, 1994
                                                 -----------------------------------------------------------
Income before minority interest                      $41,812             $22,179                $7,326
Add
      Portion of rents representative of the
          interest factor                                746                 223                   179
      Mortgage interest expense                       36,902              19,210                 9,511
      Interest - amortization of financing costs       2,982               2,223                 1,413
                                                 -----------------------------------------------------------
Income before minority interest, as adjusted         $82,442             $43,835               $18,429
                                                 ===========================================================

Fixed charges
      Mortgage interest expense
          Consolidated entities                       30,300              15,220                 4,970
          Unconsolidated entities                      6,602               3,990                 4,541
                                                 -----------------------------------------------------------
                                                      36,902              19,210                 9,511
                                                 -----------------------------------------------------------
      Interest - amortization of financing costs
          Consolidated entities                        2,084               1,370                   617
          Unconsolidated entities                        898                 853                   796
                                                 -----------------------------------------------------------
                                                       2,982               2,223                 1,413
                                                 -----------------------------------------------------------
      Rents
          Consolidated entities                          517                 110                    56
          Unconsolidated entities                        229                 113                   123
                                                 -----------------------------------------------------------
                                                         746                 223                   179
                                                 -----------------------------------------------------------
      Fixed charges                                  $40,630             $21,656               $11,103
                                                 ===========================================================
Ratio of earnings to fixed charges                      2.03                2.02                  1.66
                                                 ===========================================================


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